Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333-141153, 333-134217, 333-132336, 333-123369, 333-88732, 333-83422, 333-73352, and 333-61956) of DASAN Zhone Solutions, Inc. (formerly, DASAN Network Solutions, Inc.) of our report dated July 28, 2016, except with respect to the restatement described in Note 1(d) and in Note 13, and with respect to reverse stock split described in Note 1(h), as to which the date is September 27, 2017 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
September 27, 2017